EXHIBIT 99.1

Republic Bancorp, Inc. Completes GulfStream Community Bank Acquisition

October 3, 2006

Contact: Kevin Sipes

Executive Vice President & CFO

Louisville, KY — Republic Bancorp, Inc. (Republic or the Company) (NASDAQ: RBCAA), the holding company for Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, today announced that it has completed the acquisition of GulfStream Community Bank (“GulfStream”), of Port Richey, Florida for $18.1 million in cash.  GulfStream, which began operations in 2000, currently has total assets of $64 million with total loans of $45 million and total deposits of $54 million.

Steve Trager, President and CEO of Republic, commented “We are extremely excited about the completion of the GulfStream acquisition and our entrance into the Florida market.  This acquisition is part of our strategic plan to expand the Company’s footprint outside of our traditional markets.  We hope to further expand our operations in Florida by adding new locations in the Greater Tampa Bay area over the near term.  The Company also plans to open additional banking centers in northern Kentucky, southern Indiana and to enter the market in Bullitt County, Kentucky in the coming year.”

Steve Trager concluded, “Republic has a long standing commitment to providing friendly, knowledgeable service — a core value that GulfStream shares.  A foundation in providing exceptional customer service is having great people who are accessible and responsive.  We are excited that the friendly faces GulfStream’s clients are used to seeing at their banking centers will remain a part of the Republic team going forward with an expanded menu of products and services.”

Republic Bancorp, Inc. (Republic), has 37 banking centers, and is the parent company of: Republic Bank & Trust Company with 33 banking centers in nine Kentucky communities — Bowling Green, Elizabethtown, Fort Wright, Frankfort, Georgetown, Lexington, Louisville, Owensboro, and Shelbyville;Republic Bank & Trust Company of Indiana with two banking centers in Jeffersonville and New Albany, Indiana; and GulfStream Community Bank with two banking centers in Port Richey and New Port Richey, Florida. Republic Bank & Trust Company operates two Republic Finance offices in Louisville, as well as Tax Refund Solutions, a nationwide tax refund loan and check provider. Republic Bank offers internet banking at www.republicbank.com. Republic has $2.8 billion in assets and $1 billion in trust assets under custody and management. Republic is headquartered in Louisville, Kentucky, and Republic Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ Global Select Market.

Statements in this press release relating to Republic’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Republic’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in Republic’s 2005 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

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